UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2022

Automatic Data Processing, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-5397	22-1467904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

(973) 974-5000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value (voting)	ADP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2022, Automatic Data Processing, Inc. (the “Company” or “ADP”) announced that the Company’s Board of Directors has appointed Maria Black to the position of President and Chief Executive Officer (“CEO”) and Carlos A. Rodriguez to the position of Executive Chair of the Board of Directors, each effective as of January 1, 2023. On October 26, 2022, the Company’s Board of Directors also elected Maria Black to the Board of Directors, effective as of January 1, 2023. In connection with this transition, John P. Jones, the current Non-Executive Chairman of the Board of Directors, will assume an independent Lead Director role on the Board, also effective January 1, 2023. This leadership structure is intended to ensure a seamless and successful CEO transition, and the Board of Directors believes this leadership structure is in the best interests of the Company’s stockholders at this time.

Ms. Black, age 48, has been the President of ADP since January 2022. Prior to that, she was President, Worldwide Sales and Marketing of ADP since February 2020 and served as President, Small Business Solutions and Human Resources Outsourcing from January 2017 to February 2020, as President, ADP TotalSource from July 2014 to December 2016, as General Manager, ADP United Kingdom from April 2013 to June 2014, and as General Manager, Employer Services - TotalSource Western Central Region from January 2008 to March 2013. Ms. Black joined ADP in 1996.

Mr. Rodriguez, age 58, has been the Chief Executive Officer since November 2011. He served as President and Chief Operating Officer of the Company before he was appointed to his current position in November 2011 and served as President through 2021. Having started his career at the Company in 1999, Mr. Rodriguez previously served as President of several key businesses, including National Accounts Services, Employer Services International, Small Business Solutions, and Professional Employer Organization. Mr. Rodriguez is currently a director of Microsoft Corporation.

Effective January 1, 2023, the Company is providing Ms. Black the following key compensation and benefits:

•	An annual base salary of $1,100,000;
•	An annual target bonus of 200% of annual base salary, which will be prorated based on service during the fiscal year, with the payout to be calculated based on performance against a set of objectives under the Company’s Annual Cash Bonus Plan for Officers;
•	Participation in the long-term incentive compensation program for executives consisting of performance-based stock units (“PSUs”) and restricted stock units (“RSUs”), with an expected annual total target equity award value of $12,225,000 for fiscal year 2023 reflecting a pro-rated target award of $3,300,000 to be granted on January 1, 2023 (reflecting a mix of 75% PSUs and 25% RSUs), incremental to Ms. Black’s pre-existing equity award made on September 1, 2022 with a target value of $5,625,000 (granted with a mix of 75% PSUs and 25% RSUs) in connection with her prior role; and
•	Continued participation in the Company’s Corporate Officer Severance Plan and Change in Control Severance Plan for Corporate Officers (each at a CEO level) and all of the Company’s other applicable 401(k), executive retirement, deferred compensation, medical and health, life, accident, disability and other insurance programs, stock purchase and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

As Executive Chair, Mr. Rodriguez would remain an active associate and executive officer of the Company. Effective January 1, 2023, the Company is providing Mr. Rodriguez the following key compensation and benefits:

•	An annual base salary of $605,400;
•	An annual target bonus of 150% of annual base salary, which will be prorated based on service during the fiscal year, with the payout to be calculated based on performance against a set of objectives under the Company’s Annual Cash Bonus Plan for Officers;
•	Continued participation in the long-term incentive compensation program for executives consisting of PSUs and RSUs; and
•	Continued participation in the Company’s Corporate Officer Severance Plan, Change in Control Severance Plan for Corporate Officers and all of the Company’s other applicable 401(k), executive retirement, deferred compensation, medical and health, life, accident, disability and other insurance programs, stock purchase and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

Ms. Black and Mr. Rodriguez remain subject to the Company’s Clawback Policy as well as stock ownership guidelines, which will require each of them to have an ownership target in Company stock equal to six times base salary.

A copy of the press release announcing the appointments of Ms. Black and Mr. Rodriguez is attached hereto as Exhibit 99 and is hereby incorporated by reference.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99	Press Release dated October 26, 2022 issued by Automatic Data Processing, Inc.
104	Cover Page Interactive Data File, embedded in Inline XBRL.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOMATIC DATA PROCESSING, INC.
(Registrant)

Date: October 26, 2022	By:	/s/ Michael A. Bonarti
		Name:	Michael A. Bonarti
		Title:	Vice President

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Exhibit Index

Exhibit Number	Description
99	Press Release dated October 26, 2022 issued by Automatic Data Processing, Inc.
104	Cover Page Interactive Data File, embedded in Inline XBRL.

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